UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 8, 2011

China Integrated Energy, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-34390	65-0854589
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Dongxin Century Square, 7th Floor Hi-Tech Development District Xi’an, Shaanxi Province, People’s Republic of China 710043
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: 86-29 8268 3920

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

On July 8, 2011, China Integrated Energy, Inc. (the “Company”) received a termination notice from the owners of the Shaanxi Fangwei Road Gas Station that due to their immediate need for funding and because the Company would not agree to the owners’ previous requests to increase the Company’s rental rate for the Fangwei Road Gas Station above what had been negotiated in the Gas Station Contract with the Company in May 2009, the owners decided to sell the gas station for RMB60 million.  Pursuant to the notice, the Company was given five days to exercise its preemptive right under the Gas Station Contract to purchase the gas station, and if the Company chose not to do so, the lease would be terminated.  After due consideration, the Company determined that the purchase price was excessive and chose not to exercise the option to buy the Fangwei Road Gas Station. As a result, as of July 20, 2011, the lease was terminated.

On July 11, 2011, the Company received notice from the owner of the Xi’an Baqiao District Lantian Gas Station that due to the renovation and expansion of the Wangcun Subdistrict where the Lantian Gas Station is located, the Xi’an Municipal government has required Lantian Gas Station to complete the preparations by July 20, 2011 for demolition and relocation.  As a result, the Gas Station Lease Contract entered into with the Company on July 27, 2009 could no longer be performed.

Upon completion of the procedures for the return of the gas stations, the Company will receive a refund in the amount of approximately RMB71 million, which is the remaining portion of the prepaid rental amount.

On July 27, 2011, the Company issued a press release disclosing the termination of the two gas station leases.  A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and incorporated herein by reference.

Item 8.01.	Other Events.

On July 27, 2011, the Company issued a press release updating guidance for the year ended 2011.  A copy of the press release is attached hereto as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release dated July 27, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 28, 2011	China Integrated Energy, Inc.

	By:	/s/ Xincheng Gao
Name: Xincheng Gao
Title: Chief Executive Officer and President

Exhibit Index

Exhibit No.	Description

99.1	Press Release dated July 27, 2011